                                                                     EXHIBIT 2.1

                                                                [CONFORMED COPY]



                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG



                              CRITICAL PATH, INC.,



                          INITIALIZE ACQUISITION CORP.



                                       AND



                                     ISOCOR





                          DATED AS OF OCTOBER 20, 1999






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



                                TABLE OF CONTENTS


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                                                                            PAGE
                                                                            ----
ARTICLE I THE MERGER..........................................................2

1.1      The Merger...........................................................2
1.2      Effective Time; Closing..............................................2
1.3      Effect of the Merger.................................................2
1.4      Articles of Incorporation; Bylaws....................................2
1.5      Directors and Officers...............................................3
1.6      Effect on Capital Stock..............................................3
1.7      Surrender of Certificates............................................4
1.8      No Further Ownership Rights in Company Common Stock..................6
1.9      Lost, Stolen or Destroyed Certificates...............................6
1.10     Tax Consequences.....................................................7
1.11     Taking of Necessary Action; Further Action...........................7
1.12     Dissenting Shares....................................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY..........................7

2.1      Organization and Qualification; Subsidiaries.........................8
2.2      Articles of Incorporation and Bylaws.................................8
2.3      Capitalization.......................................................8
2.4      Authority Relative to this Agreement................................10
2.5      No Conflict; Required Filings and Consents..........................11
2.6      Compliance; Permits.................................................12
2.7      SEC Filings; Financial Statements...................................12
2.8      No Undisclosed Liabilities..........................................13
2.9      Absence of Certain Changes or Events................................13
2.10     Absence of Litigation...............................................14
2.11     Employee Benefit Plans..............................................14
2.12     Labor Matters.......................................................17
2.13     Registration Statement; Proxy Statement.............................17
2.14     Restrictions on Business Activities.................................18
2.15     Title to Property...................................................18
2.16     Taxes...............................................................18
2.17     Environmental Matters...............................................20
2.18     Brokers.............................................................21
2.19     Intellectual Property...............................................21
2.20     Agreements, Contracts and Commitments...............................24
2.21     Insurance...........................................................26
2.22     Opinion of Financial Advisor........................................26


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                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                            PAGE
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
2.23     Board Approval......................................................26
2.24     Vote Required.......................................................26

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..........26

3.1      Organization and Qualification; Subsidiaries........................26
3.2      Articles of Incorporation and Bylaws................................27
3.3      Capitalization......................................................27
3.4      Authority Relative to this Agreement................................28
3.5      No Conflict; Required Filings and Consents..........................28
3.6      SEC Filings; Financial Statements...................................29
3.7      Registration Statement; Proxy Statement.............................30
3.8      No Undisclosed Liabilities..........................................30
3.9      Absence of Certain Changes or Events................................30
3.10     Absence of Litigation...............................................31
3.11     Employee Benefit Plans..............................................31
3.12     Tax Returns and Audits..............................................34
3.13     Environmental Matters...............................................35
3.14     Intellectual Property...............................................36
3.15     Board Approval......................................................39

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME...............................39

4.1      Conduct of Business by Company......................................39
4.2      Conduct of Business by Parent.......................................42

ARTICLE V ADDITIONAL AGREEMENTS..............................................42

5.1      Proxy Statement/Prospectus; Registration Statement; Other Filings;
         Board Recommendations...............................................42
5.2      Meeting of Company Shareholders.....................................43
5.3      Confidentiality; Access to Information..............................45
5.4      No Solicitation.....................................................46
5.5      Public Disclosure...................................................48
5.6      Reasonable Efforts; Notification....................................48
5.7      Stock Options, Warrants and Employee Benefits.......................49
5.8      Form S-8 ...........................................................50
5.9      Indemnification.....................................................50
5.10     Nasdaq Listing......................................................50


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                                TABLE OF CONTENTS
                                  (CONTINUED)

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
5.11     Regulatory Filings; Reasonable Efforts..............................50
5.12     401(k) Plan.........................................................51
5.13     Treatment as a Reorganization.......................................51
5.14     Certain Subsidiaries................................................51

ARTICLE VI CONDITIONS TO THE MERGER..........................................51

6.1      Conditions to Obligations of Each Party to Effect the Merger........51
6.2      Additional Conditions to Obligations of Company.....................52
6.3      Additional Conditions to the Obligations of Parent and Merger Sub...53

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER................................54

7.1      Termination.........................................................54
7.2      Notice of Termination; Effect of Termination........................56
7.3      Fees and Expenses...................................................56
7.4      Amendment...........................................................57
7.5      Extension; Waiver...................................................57

ARTICLE VIII GENERAL PROVISIONS..............................................57

8.1      Non-Survival of Representations and Warranties......................57
8.2      Notices  ...........................................................58
8.3      Interpretation; Knowledge...........................................59
8.4      Counterparts........................................................60
8.5      Entire Agreement; Third Party Beneficiaries.........................60
8.6      Severability........................................................60
8.7      Other Remedies; Specific Performance................................60
8.8      Governing Law.......................................................61
8.9      Rules of Construction...............................................61
8.10     Assignment..........................................................61
8.11     WAIVER OF JURY TRIAL................................................61





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                                INDEX OF EXHIBITS

        Exhibit A    Form of Company Voting Agreement

        Exhibit B    Form of Stock Option Agreement

        Exhibit C    Employees Accepting Offer Letters

        Exhibit D    Form of Agreement of Merger


















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


                      AGREEMENT AND PLAN OF REORGANIZATION

        This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of October 21, 1999, among Critical Path, Inc., a California corporation ("PARENT"), Initialize Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and ISOCOR, a California corporation ("COMPANY").

                                    RECITALS

        A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the California Corporations Code ("CALIFORNIA LAW"), Parent and Company intend to enter into a business combination transaction.

        B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, Company and its shareholders, (ii) has approved this Agreement, the Merger (as defined in Section 1.1) and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of Company approve this Agreement and approve the Merger.

        C. Concurrently with the execution of this Agreement, and as a condition to and an inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "COMPANY VOTING AGREEMENTS").

        D. Concurrently with the execution of this Agreement, and as a condition to and an inducement to Parent's willingness to enter into this Agreement, Company shall execute and deliver a Stock Option Agreement in favor of Parent in substantially the form attached hereto as Exhibit B (the "STOCK OPTION AGREEMENT"). The Board of Directors of Company has approved the Stock Option Agreement.

        E. Concurrently with the execution of this Agreement, and as a condition to and an inducement to Parent's willingness to enter into this Agreement, the employees of Company listed on Exhibit C hereto are executing employment offer letters with Parent which agreements shall be held in escrow until, shall be subject to, and shall become effective upon the Closing (as defined below).

        F. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of California Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation. Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

        1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California in accordance with the relevant provisions of California Law a duly executed Agreement of Merger substantially in the form of Exhibit D hereto (the "AGREEMENT OF MERGER") and officers' certificates (collectively, the "MERGER DOCUMENTS") (the time of such filing or such later time as may be agreed in writing by Company and Parent and specified in the Merger Documents, being referred to herein as the "EFFECTIVE TIME") shall be as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all exhibits and schedules thereto. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Articles of Incorporation; Bylaws.

               (a) At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Initialize Inc."

               (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.

        1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

               (a) Conversion of Company Common Stock. Each share of Common Stock, no par value, of Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), or which constitute Dissenting Shares (as defined below), will be canceled and extinguished and automatically converted (subject to Sections 1.6(e) and (f)) into the right to receive 0.4707 shares of Common Stock of Parent (the "PARENT COMMON STOCK") (the "EXCHANGE RATIO") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in
Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in
Section 1.9). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

               (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

               (c) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's 1992 Stock Option Plan, 1996 Directors' Stock Option Plan and 1999 Stock Option Plan (collectively, the "COMPANY OPTION PLANS") shall be assumed by Parent in accordance with Section 5.7 hereof. Purchase rights outstanding under Company's 1996 Employee Stock Purchase Plan (the "ESPP") shall be treated as set forth in Section 5.7.

               (d) Capital Stock of Merger Sub. Each share of Common Stock, no par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

               (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

               (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c)) receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("NASDAQ").

        1.7    Surrender of Certificates.

               (a) Exchange Agent. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

               (b) Parent to Provide Common Stock. Promptly after the Effective Time, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d).

               (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

               (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

               (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

               (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

               (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Sections 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        1.10   Tax Consequences.

               (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action.

        1.12 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by Company shareholders who shall not have voted such shares in favor of the Merger and who shall, after the taking of such vote, have properly demanded payment therefor in accordance with Chapter 13 of California Law ("Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the consideration provided in
Section 1.6(a), but the holders thereof shall be entitled to payment therefor in accordance with the provisions of and subject to the conditions set forth in Chapter 13 of California Law; provided, however, that if (a) any holder of Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for payment of such shares at their fair market value (with the written approval of Company or the Surviving Corporation), (b) any holder fails to establish such holder's entitlement to dissenters' rights or (c) neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in California Law, such holder or holders, as the case may be, shall forfeit the right to payment of such shares at their fair market value and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the consideration provided in Section 1.6(a) of this Agreement, without any interest thereon, upon surrender of the certificate or certificates representing such Dissenting Shares.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

        As of the date hereof and as of the Closing Date, Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof and certified by a duly authorized officer of Company, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear to be applicable to such other representations or warranties (the "COMPANY SCHEDULE"), as follows:

        2.1    Organization and Qualification; Subsidiaries.

               (a) Each of Company and its Subsidiaries (as defined in Section 8.3) is a corporation duly incorporated, formed or validly existing and in good standing to the extent applicable, as the case may be, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually, or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3). Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.

               (b) Company has no Subsidiaries except for the entities identified in Section 2.1(b) of the Company Schedule. Neither Company nor any of its Subsidiaries has agreed nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "CONTRACT") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

               (c) Company and each of its Subsidiaries is qualified to do business as a foreign corporation, (or other entity, as applicable) and is in good standing, under the laws of all jurisdictions where the nature of their business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Company.

        2.2 Articles of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Amended and Restated Articles of Incorporation and Bylaws as amended to date (together, the "COMPANY CHARTER DOCUMENTS"). Such Company Charter Documents and equivalent organizational documents of each Subsidiary are in full force and effect. Company is not in violation of any of the provisions of Company Charter Documents, and no Subsidiary of Company is in violation of its equivalent organizational documents.

        2.3    Capitalization.

               (a) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock ("COMPANY PREFERRED STOCK"), no par value. At the close of business three
(3) business days prior to the date hereof, (i) 10,422,135 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held by Subsidiaries of Company; (iii) 225,016 shares of Company Common Stock were available for future issuance pursuant to Company's ESPP; (iv) 2,950,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1992 Stock Option Plan; (v) 150,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1996 Directors' Stock Option Plan; (vi) 350,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1999 Stock Option Plan; (vii) 104,866 shares of Company Common Stock were available for future grant under the 1992 Stock Option Plan; (viii) 65,000 shares of Company Common Stock were available for future grant under the 1996 Directors' Stock Option Plan; (ix) 224,500 shares of Company Common Stock were available for future grant; and (x) sufficient shares of Company Common Stock were reserved for future issuance pursuant to the Stock Option Agreement. As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company Stock Option (as defined in Section 5.8) outstanding as of the date of this Agreement: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; (vii) the date on which such Company Stock Option expires; and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration. Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of Company have been issued and granted in compliance with
(i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

               (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, rights of first refusal, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more Subsidiaries, and except for shares of capital stock or other similar ownership interests of Company's Subsidiaries that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such Subsidiaries (which shares or other interests do not materially affect Company's control of such Subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any Subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(b) of the Company Schedule or as set forth in Section 2.3(a) hereof and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its Subsidiaries is a party or by which it is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement and except as set forth in
Section 2.3(b) of the Company Schedule, there are no registration rights and there is, except for Company Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Company or any of its Subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

        2.4 Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement, the Agreement of Merger and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the shareholders of Company of this Agreement, the Agreement of Merger and the Merger, to consummate the transactions contemplated hereby and thereby (including the Merger).

The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Agreement of Merger or the Stock Option Agreement or to consummate the transactions so contemplated (other than the approval of this Agreement, the Agreement of Merger and the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with California Law and the Company Charter Documents). This Agreement, the Agreement of Merger and the Stock Option Agreement have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

        2.5    No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company shall not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's Subsidiaries, (ii) subject to obtaining the approval of Company's shareholders of this Agreement and the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Company or any of its Subsidiaries taken as a whole.

               (b) The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by California Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or, after the Effective Time, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

        2.6    Compliance; Permits.

               (a) Except as set forth in Section 2.6(a) of the Company Schedule, neither Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause Company to lose any material benefit or incur any material liability. No investigation or review by any Governmental Entity is pending or, to the knowledge of Company, threatened against Company or its Subsidiaries, nor has any Governmental Entity indicated to Company an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any acquisition of property that is material to Company and its Subsidiaries taken as a whole by Company or any of its Subsidiaries or the conduct of business by Company and its Subsidiaries taken as a whole.

        2.7    SEC Filings; Financial Statements.

               (a) Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") for the two calendar years prior to the date of this Agreement (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC for the two calendar years prior to the date of this Agreement. The Company SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's Subsidiaries is required to file any reports or other documents with the SEC.

               (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

               (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

        2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Company Schedule, neither Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its Subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet included in Company's report on Form 10-Q filed on August 13, 1999 or (ii) liabilities incurred since June 30, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Company and its Subsidiaries, taken as a whole.

        2.9    Absence of Certain Changes or Events. Except as set forth in
Section 2.9 of the Company Schedule, since June 30, 1999, there has not been:
(i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Company's or any of its Subsidiaries' capital stock, (iv) any granting by Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than in the ordinary course of business.

        2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Schedule, there are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its Subsidiaries or any properties or rights of Company or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

        2.11   Employee Benefit Plans.

               (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any Subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "AFFILIATE"), with respect to which Company has liability, are listed in Section 2.11(a) of the Company Schedule (collectively, the "PLANS"). Company has provided, or will provide within five
(5) business days of the date hereof, to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any

Plan; (vi) samples of all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years;
(viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan. None of the Plans is self-insured.

               (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

               (c) Neither Company, any Subsidiary of Company, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has Company or any

Subsidiary of Company contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any Subsidiary of Company, nor any officer or director of Company or any Subsidiary of Company is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject Company or any Subsidiary of Company to material liabilities.

               (d) Neither Company, any of its Subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of Company or any of its Subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

               (e) Neither Company nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Company, threatened labor dispute involving Company or any of its Subsidiaries and any group of its employees nor has Company or any of its Subsidiaries experienced any labor interruptions over the past three (3) years, and Company and its Subsidiaries consider their relationships with their employees to be good. The Company and its Subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

               (f) Except as disclosed on Schedule 2.11(f) of the Company Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Company or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               (g) Each International Employee Plan (as defined below) has been established, maintained and administered in all material respects in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "INTERNATIONAL EMPLOYEE PLAN" shall mean each Plan that has been adopted or maintained by Company or any Subsidiary of Company, whether informally or formally, for the benefit of current or former employees of Company or any Subsidiary of Company outside the United States.

               (h) Except as set forth on Section 2.11(h) of Company's Schedule, no payment or benefit that will or may be made by the Company or Parent or any of their respective affiliates in connection with the Merger with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

        2.12 Labor Matters. Except as set forth on Section 2.12 of Company's Schedule, (i) there are no material controversies pending or, to the knowledge of Company, threatened, between Company or any of its Subsidiaries and any of their respective employees which controversies have or will have a Material Adverse Effect on Company or any of its Subsidiaries; (ii) as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or any of its Subsidiaries nor does Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its Subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its Subsidiaries.

        2.13 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make such statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the proxy statement/prospectus to be filed with the SEC by Company pursuant to Section 5.1(a) hereof (the "PROXY STATEMENT/PROSPECTUS") will, at the date mailed to the shareholders of Company and at the time of the special shareholders meeting of Company (the "COMPANY SHAREHOLDERS' MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

        2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or any of its Subsidiaries or to which Company or any of its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its Subsidiaries, any acquisition of property by Company or any of its Subsidiaries or the conduct of business by Company or any of its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and will not have, a Material Adverse Effect on Company any its Subsidiaries taken as a whole.

        2.15 Title to Property. Neither Company nor any of its Subsidiaries owns any material real property. Company and each of its Subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its Subsidiaries lease from others material real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Company or any of its Subsidiaries or, to Company's knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or any of its Subsidiaries has not taken adequate steps to prevent such default from occurring), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Advance Effect on Company and its Subsidiaries taken as a whole. All the plants, structures and equipment owned by Company and its Subsidiaries, and to the knowledge of Company, all the plants, structures and equipment leased by Company, except such as may be under construction, are in good operating condition and repair, in all material respects.

        2.16   Taxes.

               (a) Definition of Taxes. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

               (b) Tax Returns and Audits. Except as set forth in Section 2.16(b) of the Company Schedule:

                      (i) Company and each of its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not material to Company. Company and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

                      (ii) Company and each of its Subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to Company.

                      (iii) Neither Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                      (iv) No audit or other examination of any Return of Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

                      (v) No adjustment relating to any Returns filed by Company or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

                      (vi) Neither the Company nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company balance sheet included in Company's report on Form 10-Q filed on August 13, 1999, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since June 30, 1999 in connection with the operation of the business of Company and its Subsidiaries in the ordinary course.

                      (vii) There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Company or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

                      (viii) Neither Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

                      (ix) Neither Company nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than between Company and its Subsidiaries.

                      (x) None of Company's or its Subsidiaries' assets is tax exempt use property within the meaning of Section 168(h) of the Code.

                      (xi) Neither Company nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of neither Company nor any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

        2.17   Environmental Matters.

               (a) Hazardous Material. Except as would not result in material liability to Company or any of its Subsidiaries, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its Subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect to Company (in any individual case or in the aggregate) (i) neither Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Effective Time, and (ii) neither Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its Subsidiaries' Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except any Company Environmental Permits the failure of which to obtain or renew would not result in a Material Adverse Effect on Company and its Subsidiaries taken as a whole.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its Subsidiaries in a writing delivered to Company or any of its Subsidiaries concerning any Company Environmental Permit, Hazardous Material or any Hazardous Materials Activity of Company or any of its Subsidiaries. To Company's knowledge, there is not any fact or circumstance which could involve Company or any of its Subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

        2.18 Brokers. Except as set forth in Section 2.18 of the Company Schedules, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.19 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

        "INTELLECTUAL PROPERTY" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("PATENTS"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing;
        (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet ("DOMAIN NAMES"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

        "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company and its Subsidiaries.

        "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

        "COMPANY REGISTERED Intellectual PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, Company or any of its Subsidiaries.

               (a) Section 2.19(a) of the Company Schedule is a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

               (b) Section 2.19(b) of the Company Schedule is a complete and accurate list (by name and version number) of all current versions of current products or service offerings of Company or any of its Subsidiaries ("COMPANY PRODUCTS").

               (c) No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

               (d) Company owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing, (i) Company owns exclusively, and has good title to, all copyrighted works that are Company Products or which Company or any of its Subsidiaries otherwise purports to own and

(ii) except as would not have a Material Adverse Effect, to the extent that any Patents would be infringed by any Company Products, Company is the exclusive owner of such Patents.

               (e) To the extent that any material technology, material software or material Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its Subsidiaries or is incorporated into any of Company Products, Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (f) Neither Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Company Intellectual Property, to any third party, or knowingly permitted Company's rights in such material Company Intellectual Property to lapse or enter the public domain.

               (g) Section 2.19(g) of the Company Schedule lists all contracts, licenses and agreements to which Company or any of its Subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party resulting in, or which may result in, annual payments of $1,000,000 or more to Company and its Subsidiaries (other than end-user licenses in the ordinary course in the period subsequent to January 1,
1999); or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company resulting in, or which may result in, annual payments of $500,000 or more by Company or any of its Subsidiaries in the period subsequent to January 1, 1999.

               (h)    Each material contract, license and agreement listed in
Section 2.19(h) of the Company Schedule is a legal and binding obligation of Company or the Subsidiary of Company which is a party thereto, and, to the knowledge of Company or the Subsidiary of Company, is a legal and binding obligation on any other party thereto, in each case enforceable against Company, the Subsidiary of Company or such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and, to the knowledge of Company, there has not occurred any material default by any party thereto which remains unremedied as of the date hereof.

               (i) The operation of the business of Company and its Subsidiaries as such business currently is conducted, including (i) Company's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its Subsidiaries (including Company Products) and (ii) Company's use of any product, device or process, to its knowledge and except as would not have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

               (j) Neither Company nor any of its Subsidiaries has received written notice from any third party that the operation of the business of Company or any of its Subsidiaries or any act, product or service of Company or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (k) To the knowledge of Company, no person has infringed or is infringing or misappropriating any material Company Intellectual Property.

               (l) Company and each of its Subsidiaries has taken commercially reasonable steps to protect Company's and its Subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its Subsidiaries, and, without limiting the foregoing, each of Company and its Subsidiaries has and uses its best commercially reasonable efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Parent and all current and former employees and contractors of Company and any of its Subsidiaries have executed such an agreement, except where the failure to do so would not have a Material Adverse Effect on Company or its Subsidiaries taken as a whole.

               (m) The Company Products will be fully compatible in normal operation with changes to outputs, data or other information in relation to dates arising in the year 2000 and beyond, without a material loss of performance or a material loss of use, affected by hardware or third party software (including but not limited to operating systems) or unauthorized modifications made to Company Products. To Company's knowledge, all of Company's and its Subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Company's or any of its Subsidiaries' business on or after January 1, 2000 except such interruptions as would not have a Material Adverse Effect on Company and its Subsidiaries taken as a whole. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all material software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by Company or any of its Subsidiaries in the conduct of their business, or purchased by Company or any of its Subsidiaries from third-party suppliers.

        2.20 Agreements, Contracts and Commitments. Except as contemplated by this Agreement, including the Schedules hereto, neither Company nor any of its Subsidiaries is a party to or is bound by:

               (a) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (b) any material agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

               (c) any material agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

               (d) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's Subsidiaries;

               (e) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its Subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its Subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

               (f) except as set forth in Section 2.20(f) of the Company Schedule, any other agreement, contract or commitment that provides for individual or aggregate payments by Company in the period subsequent to January 1, 1998 in excess of $500,000, or to Company in excess of $1,000,000 in the period subsequent to January 1, 1998.

        Except as set forth in Section 2.20 of the Company Schedule, neither Company nor any of its Subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its Subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Schedule (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

        2.21 Insurance. Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its Subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its Subsidiaries. Except as set forth in Section 2.21 of the Company Schedule, there is no material claim by Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

        2.22 Opinion of Financial Advisor. Company has been advised in writing by its financial advisor, BancBoston Robertson Stephens Inc. that in its written opinion, as of the date of this Agreement, the Exchange Ratio is fair to the shareholders of Company from a financial point of view.

        2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved, subject to shareholder approval, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the shareholders of Company and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Company approve this Agreement and the Merger.

        2.24 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby pursuant to California Law.

                                  ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter and referencing a specific representation supplied by Parent to Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT SCHEDULE"), as follows:

        3.1 Organization and Qualification; Subsidiaries. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing, to the extent applicable, under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as set forth in Section 3.1 of the Parent Schedule, each of Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

        3.2 Articles of Incorporation and Bylaws. Parent has previously furnished to Company complete and correct copies of its Articles of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws and equivalent organizational documents of each of its Subsidiaries are in full force and effect. Parent is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of any of its equivalent organizational documents.

        3.3 Capitalization. The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, par value $0.001 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("PARENT PREFERRED STOCK"). As of October 19, 1999, (i) 43,299,259 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by Subsidiaries of Parent, (iii) 600,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 13,450,862 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock and 532,247 and 34,226 options to purchase Parent Common Stock are outstanding under the 1996 Amplitude Stock Option Plan and the 1998 dotOne Stock Option Plan, respectively, but no shares of Parent Common Stock were reserved for issuance upon their exercise (all options to purchase Parent Common Stock referred to collectively hereinafter as "PARENT OPTIONS"). As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another Subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

        3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the Agreement of Merger and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement, the Agreement of Merger and the Stock Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, the Agreement of Merger and the Stock Option Agreement, or to consummate the transactions so contemplated (including the Merger). This Agreement, the Agreement of Merger and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

        3.5    No Conflict; Required Filings and Consents.

               (a) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Articles of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its Subsidiaries, (ii) subject to compliance with the requirements set forth in
Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound or affected, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not in the case of clauses (ii) or
(iii), individually or in the aggregate, have a Material Adverse Effect on Parent.

               (b) The execution and delivery of this Agreement and the Agreement of Merger by Parent and Merger Sub and the Stock Option Agreement and the Agreement of Merger by Parent do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except
(i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Merger Documents as required by California Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (y) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        3.6    SEC Filings; Financial Statements.

               (a) Parent has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 29, 1999 (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since that date. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any reports or other documents with the SEC.

               (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

               (c) Since the date of the balance sheet included in Parent's report on Form 10-Q filed on August 16, 1999, and until the date hereof, there has not occurred any Material Adverse Effect on Parent.

        3.7 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date mailed to the shareholders of Company and at the time of Company Shareholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

        3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Parent Schedules, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole, except (i) liabilities provided for in Parent's balance sheet included in Parent's report on Form 10-Q filed on August 16, 1999 or (ii) liabilities incurred since June 30, 1999 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole.

        3.9    Absence of Certain Changes or Events. Except as set forth in
Section 3.9 of the Parent Schedules since June 30, 1999, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent's capital stock or any other securities of Parent or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements,
(iii) any split, combination or reclassification of any of Parent's or any of its Subsidiaries' capital stock, (iv) any granting by Parent or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent or any of its Subsidiaries of any increase in severance or termination pay or any entry by Parent or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent or any of its Subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with the SEC, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Parent other than in the ordinary course of business.

        3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Schedules, there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened (or, to the knowledge of Parent, any governmental or regulatory investigation pending or threatened) against Parent or any of its Subsidiaries or any properties or rights of Parent or any of its Subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

        3.11   Employee Benefit Plans.

               (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA covering any active, former employee, director or consultant of Parent, any Subsidiary of Parent or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code (a "PARENT AFFILIATE"), or with respect to which Parent has liability, are listed in Section 3.11(a) of the Parent Schedule (collectively, the "PARENT PLANS"). Parent has provided to Company: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all IRS or DOL determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan; (vi) samples of all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (xi) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

               (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Parent Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Parent, threatened by the IRS or DOL with respect to any Parent Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Parent Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required as of the Closing Date. Parent does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Company in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Company, Parent or any of its Parent Affiliates (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

               (c) Neither Parent, any of its Subsidiaries, nor any of their Parent Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or
Section 412 of the Code and at no time has Parent or any of its Subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Parent, any of its Subsidiaries, nor any officer or director of Parent or any of its Subsidiaries is subject to any liability or penalty under
Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan which could subject Parent or its Subsidiaries to material liabilities.

               (d) Neither Parent, any of its Subsidiaries, nor any of their Parent Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Parent or any of its Subsidiaries. None of the Parent Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Parent nor any of its Subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

               (e) Neither Parent nor any of its Subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Parent or any of its Subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of Parent, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of Parent, threatened labor dispute involving Parent or any of its Subsidiaries and any group of its employees nor has Parent or any of its Subsidiaries experienced any labor interruptions over the past three (3) years, and Parent and its Subsidiaries consider their relationships with their employees to be good. The Parent and its Subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

               (f) Except as disclosed on Schedule 3.11(f) of the Parent Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent or any of its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

               (g) Each International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "INTERNATIONAL EMPLOYEE

PLAN" shall mean each Plan that has been adopted or maintained by the Parent or any of its Subsidiaries, whether informally or formally, for the benefit of current or former employees of the Parent or any of its Subsidiaries outside the United States.

        3.12 Tax Returns and Audits. Except as set forth in Section 3.12 of the Parent Schedules:

               (a) Parent and each of its Subsidiaries have timely filed all Returns relating to Taxes required to be filed by the Parent and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not material to the Parent. The Parent and each of its Subsidiaries have paid all Taxes shown to be due on such Returns.

               (b) The Parent and each of its Subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to the Parent.

               (c) Neither the Parent nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Parent or any of its Subsidiaries, nor has the Parent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (d) No audit or other examination of any Return of the Parent or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Parent or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

               (e) No adjustment relating to any Returns filed by the Parent or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Parent or any of its Subsidiaries or any representative thereof.

               (f) Neither the Parent nor any of its Subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Parent balance sheet included in the Parent's report on Form 10-Q filed on August 16, 1999, whether asserted or unasserted, contingent or otherwise, which is material to the Parent, other than any liability for unpaid Taxes that may have accrued since June 30, 1999 in connection with the operation of the business of the Parent and its Subsidiaries in the ordinary course.

               (g) There is no contract, agreement, plan or arrangement to which the Parent or any of its Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Parent or any of its Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Parent or any of its Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

               (h) Neither the Parent nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent or any of its Subsidiaries.

               (i) Neither the Parent nor any of its Subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement other than between the Company and its Subsidiaries.

               (j) None of the Parent's or its Subsidiaries' assets is tax exempt use property within the meaning of Section 168(h) of the Code.

               (k) Neither the Parent nor any of its Subsidiaries has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997. The stock of neither the Parent nor any of its Subsidiaries has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

        3.13   Environmental Matters.

               (a) Hazardous Material. Except as would not result in material liability to the Parent or any of its Subsidiaries, no underground storage tanks and no amount of a Hazardous Material are present, as a result of the actions of the Parent or any of its Subsidiaries or any Parent Affiliates, or, to the Parent's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased.

               (b) Hazardous Materials Activities. Except as would not result in a Material Adverse Effect to the Parent (in any individual case or in the aggregate) (i) neither the Parent nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Parent nor any of its Subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

               (c) Permits. The Parent and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "PARENT ENVIRONMENTAL PERMITS") necessary for the conduct of the Parent's and its Subsidiaries' Hazardous Material Activities and other businesses of the Parent and its Subsidiaries as such activities and businesses are currently being conducted except any Parent Environmental Permits the failure of which to obtain or renew would not result in a Material Adverse Effect on Parent.

               (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Parent's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Parent or any of its Subsidiaries in a writing delivered to the Parent or any of its Subsidiaries concerning any Parent Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Parent or any of its Subsidiaries. To Parent's knowledge, there is no fact or circumstance which could involve the Parent or any of its Subsidiaries in any environmental litigation or impose upon the Parent any material environmental liability.

        3.14 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

        "PARENT INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent and it Subsidiaries.

        "REGISTERED INTELLECTUAL PROPERTY" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

        "PARENT REGISTERED INTELLECTUAL PROPERTY" means all of the Registered Intellectual Property owned by, or filed in the name of, the Parent or any of its Subsidiaries.

               (a) Section 3.14(a) of the Parent Schedule is a complete and accurate list of all Parent Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Parent Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court or tribunal (including the PTO) or equivalent authority anywhere in the world) related to any of the Parent Registered Intellectual Property.

               (b) Section 3.14(b) of the Parent Schedule is a complete and accurate list (by name and version number) of all current versions of current products or service offerings of the Parent or any of its Subsidiaries ("PARENT PRODUCTS").

               (c) No Parent Intellectual Property or Parent Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Parent or any of its Subsidiaries, or which may affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product.

               (d) Parent owns and has good and exclusive title to, each material item of Parent Intellectual Property owned by it free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Parent owns exclusively, and has good title to, all copyrighted works that are Parent Products or which Parent or any of its Subsidiaries otherwise purports to own; and (ii) except as would not have a Material Adverse Effect, to the extent that any Patents would be infringed by any Parent Products, Parent is the exclusive owner of such Patents.

               (e) Except as set forth in Section 3.14(e) of the Parent Schedules, to the extent that any material technology, material software or material Intellectual Property has been developed or created independently or jointly by a third party for Parent or any of its Subsidiaries or is incorporated into any of the Parent Products, Parent has a written agreement with such third party with respect thereto and Parent thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

               (f) Neither Parent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is material Parent Intellectual Property, to any third party, or knowingly permitted Parent's rights in such material Parent Intellectual Property to lapse or enter the public domain.

               (g) Section 3.14(g) of the Parent Schedule lists all contracts, licenses and agreements to which Parent or any of its Subsidiaries is a party: (i) with respect to Parent Intellectual Property licensed or transferred to any third party resulting in, or which may result in, annual payments of $1,000,000 or more to the Parent or any Subsidiary of Parent (other than end-user licenses in the ordinary course) in the period subsequent to January 1, 1999; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Parent resulting in, or which may result in, annual payments of $500,000 or more by Parent or any Subsidiary of Parent in the period subsequent to January 1, 1999.

               (h)    Each material contract, license and agreement listed in
Section 3.14(h) of the Parent Schedule is a legal and binding obligation of Parent or any of its Subsidiaries which is a party thereto, and, to the knowledge of the Parent and any of its Subsidiaries, is a legal and binding obligation on any other party thereto, in each case enforceable against the Parent, Parent's Subsidiary or such other party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and, to the knowledge of Parent, there has not occurred any material default by any party thereto which remains unremedied as of the date hereof.

               (i) Except as set forth in Section 3.14(i) of the Parent Schedules, the operation of the business of the Parent and its Subsidiaries as such business currently is conducted, including (i) Parent's and its Subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Parent and its Subsidiaries (including Parent Products ) and (ii) the Parent's use of any product, device or process, to its knowledge and except as would not have a Material Adverse Effect, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

               (j) Except as set forth in Section 3.14(j) of the Parent Schedules, neither Parent nor any of its Subsidiaries has received written notice from any third party that the operation of the business of Parent or any of its Subsidiaries or any act, product or service of Parent or any of its Subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

               (k) To the knowledge of Parent, no Person has infringed or is infringing or misappropriating any material Parent Intellectual Property.

               (l) Parent and each of its Subsidiaries has taken commercially reasonable steps to protect Parent's and its Subsidiaries' rights in Parent's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Parent or any of its Subsidiaries, and, without limiting the foregoing, each of Parent and its Subsidiaries has and uses commercially reasonable efforts to enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Company and all current and former employees and contractors of Parent and any of its Subsidiaries have executed such an agreement, except where the failure to do so would not have a Material Adverse Effect on Company or any of its Subsidiaries.

               (m) Except as set forth in Section 3.14(m) of the Parent Schedules, the Parent Products will be fully compatible in normal operation with changes to outputs, data or other information in relation to dates arising in the year 2000 and beyond, without a material loss of performance or a material loss of use, affected by hardware or third party software (including but not limited to operating systems) or unauthorized modifications made to the Parent Products. Except as set forth in Section 3.14(m) of the Parent Schedules, to the Parent's knowledge, all of Parent's and its Subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Company's or any of its Subsidiaries' business on or after January 1, 2000 except such interruptions as would not have a Material Adverse Effect on Parent or its Subsidiaries. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all material software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Parent or any of its Subsidiaries in the conduct of their business, or purchased by the Parent or any of its Subsidiaries from third-party suppliers.

        3.15 Board Approval. The Board of Directors of Parent has, as of the date of this Agreement unanimously (i) approved, subject to shareholder approval, this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders and (iii) recommended that the shareholders of Parent approve this Agreement and the Merger.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

        In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

               (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

               (b) Grant any severance or termination pay to any officer or employee in excess of $10,000, except pursuant to applicable law, written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

               (c) Transfer or license to any person or otherwise extend, amend or modify any material rights to Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Company license on an exclusive basis or sell any Company Intellectual Property;

               (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

               (e) Except as set forth in Section 4.1(e) of the Company Schedule, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its Subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

               (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or agree to any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of stock options (and the issuance of Company Common Stock upon exercise thereof), in the ordinary course of business and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Company Common Stock upon exercise thereof) 300,000 shares in the aggregate (provided that none of these options to purchase 300,000 shares may be granted to officers or directors of Company, and the vesting of these options to purchase 300,000 shares shall not accelerate upon the Closing);

               (g) Amend Company Charter Documents (or similar governing instruments of any of its Subsidiaries);

               (h) Except as disclosed in Section 4.1(h) of the Company Schedule, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or alliances that provide for exclusivity of territory or otherwise restrict Company or its Subsidiaries' ability to compete;

               (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its Subsidiaries;

               (j) Except as disclosed in Section 4.1(j) of the Company Schedule, incur any indebtedness for borrowed money in excess of $250,000 in the aggregate or guarantee any such indebtedness of another person (other than any of its Subsidiaries), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables/receivables consistent with past practice;

               (k) Except as disclosed in Section 4.1(k) of the Company Schedule, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

               (l) Except as disclosed in Schedule 4.1(1) of the Company Schedule, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in Company SEC Reports or incurred since the date of such financial statements, or
(ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Company or any of its Subsidiaries is a party or of which Company or any of its Subsidiaries is a beneficiary;

               (m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract or material agreement to which Company or any

Subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

               (n) Except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

               (o) Except as set forth in Section 4.1(o) of the Company Schedule, incur or enter into any agreement, contract or commitment requiring Company or any of its Subsidiaries to pay in excess of $500,000 in any 12 month period;

               (p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

               (q) Except as set forth in Section 4.1(s) of the Company Schedule, settle any litigation.

               (r) Make any tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the tax liability or tax attributes of Company or any of its Subsidiaries or settle or compromise any material income tax liability;

               (s) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (r) above.

        4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent and each of its Subsidiaries shall, except to the extent that Company shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

               (a) As promptly as practicable after the execution of this Agreement, Company and Parent will prepare, and file with the SEC, the Proxy Statement/Prospectus, and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of Company and Parent will respond to any comments of the SEC, and will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company will cause the Proxy Statement/Prospectus to be mailed to its shareholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related securities laws in order to consummate the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the S-4, the Proxy Statement/Prospectus and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus or the Merger. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC under this Section 5.1(a) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the S-4, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to shareholders of Company, such amendment or supplement.

               (b)    Subject to Section 5.2(c) below, the Proxy
Statement/Prospectus will include the recommendation of the Board of Directors of Company in favor of approval of this Agreement, the Agreement of Merger and approval of the Merger.

        5.2    Meeting of Company Shareholders.

               (a) Promptly after the date hereof, Company will take all action reasonably necessary in accordance with California Law and Company Charter Documents to convene Company Shareholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement, the Agreement of Merger and the Merger. Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Agreement of Merger and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of Nasdaq or California Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Company may adjourn or postpone Company Shareholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Shareholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of Company Shareholders' Meeting. Company shall ensure that Company Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Company in connection with Company Shareholders' Meeting are solicited, in compliance with California Law, Company Charter Documents, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold Company Shareholders' Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal.

               (b) Subject to Section 5.2(c), (i) the Board of Directors of Company shall recommend that Company's shareholders vote in favor of and approve this Agreement, the Agreement of Merger and the Merger at Company Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has recommended that Company's shareholders vote in favor of and approve this Agreement, the Agreement of Merger and the Merger at Company Shareholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company's shareholders vote in favor of and approve this Agreement, the Agreement of Merger and the Merger.

               (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger or taking any other action which is prohibited by Section 5.2(b) if (i) a Superior Offer (as defined below) is made to Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4, and (iii) the Board of Directors of Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company and Company's shareholders under applicable law. Nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Shareholders' Meeting (regardless of whether the recommendation of the Board of Directors of the

Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the shareholders of Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company, in each case on terms that the Board of Directors of Company determines, in its reasonable judgment (based on a written opinion of an investment bank of nationally recognized reputation) to be more favorable to Company shareholders from a financial point of view than the terms of the Merger and the consideration of which reasonably likely exceeds the value of the consideration in the Merger (after taking into account all relevant factors, including any conditions to the Superior Offer, the timing of the consummation of the transaction pursuant to the Superior Offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings and approvals); provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

        5.3    Confidentiality; Access to Information.

               (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of October 4, 1999 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

               (b)    Access to Information.

                      (i) Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

                      (ii) Parent will afford Company and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as Company may reasonably request. No information or knowledge obtained by Company in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.4    No Solicitation.

               (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, (iv) subject to Section 5.2(c), approve or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment providing for any Acquisition Transaction (as defined below) or accepting any Acquisition Proposal; provided, however, that this Section 5.4(a) shall not prohibit Company from furnishing nonpublic information regarding Company and its Subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its Subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4, (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company and Company's shareholders under applicable law, (3) (x) at least forty-eight (48) hours prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent). Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall (i) provide Parent with at least twenty-four (24) hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer, (ii) provide Parent with at least five (5) business days prior written notice of a meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to recommend a Superior Offer to its shareholders and together with such notice a copy of the definitive documentation relating to such Superior Offer and (iii) provide Parent with reasonable notice of the material terms of the Superior Offer and reasonable opportunity to make a counter-offer prior to any commitment by Company with respect to the Superior Offer.

        For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent, Merger Sub or any affiliate thereof) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 30% interest in the total outstanding voting securities of Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 30% or more of the total outstanding voting securities of Company or any of its Subsidiaries; (B) any merger, consolidation, business combination or similar transaction involving Company or any of its Subsidiaries; (C) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 50% of the assets of Company; or (D) any liquidation or dissolution of Company.

               (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request received by Company for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by Company with respect to or which Company reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

               (c) Nothing contained in this Section 5.4 shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer by a third party or from making such disclosure as may be required by applicable law.

        5.5 Public Disclosure. Parent and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or NASD requirements for companies whose securities are traded on Nasdaq.

        5.6    Reasonable Efforts; Notification.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any Subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

               (b) Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

               (c) Parent shall give prompt notice to Company upon becoming aware that any representation or warranty made by it or Merger Sub contained in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        5.7    Stock Options, Warrants and Employee Benefits.

               (a) Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under Company Option Plans, whether or not vested, shall by virtue of the Merger be assumed by Parent. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

               (b) ESPP. Prior to the Effective Time, outstanding purchase rights under Company's ESPP shall be exercised in accordance with the terms of the ESPP as described in Section 18(b) of the ESPP and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio without issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants. The Company agrees that it shall terminate the ESPP immediately following the aforesaid purchase of shares of Company Common Stock thereunder. Parent shall provide for the participation of the employees of the Surviving Corporation in the employee stock purchase plan of Parent no later than two weeks after the Closing Date. Service with Company shall constitute service for the purpose of eligibility to participate in the Parent's employee stock purchase plan.

        5.8 Form S-8. Parent agrees to file, if available for use by Parent, a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options within 30 days after the Effective Time.

        5.9    Indemnification.

               From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company Charter Documents as in effect on the date hereof. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law. Parent will cause the Surviving Corporation to maintain Director and Officer insurance on the same terms as the current policies with respect to the Indemnified Parties for the three (3) years following the Effective Time.

        5.10 Nasdaq Listing. Parent agrees to cause the listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

        5.11 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and

Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent's Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its Subsidiaries or affiliates or of Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        5.12 401(k) Plan. Company shall cause its 401(k) plan to terminate effective as of the day immediately preceding the Closing Date. From and after the Closing Date, Parent shall provide for the participation by employees of the Surviving Corporation in a 401(k) plan that is substantially similar to the 401(k) plan in which employees of Parent participate. Parent shall recognize service with Company for the purpose of eligibility to participate and vesting under such 401(k) plan.

        5.13 Treatment as a Reorganization. Neither Parent nor Merger Sub shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.14 Certain Subsidiaries. In connection with its ISOCOR Switzerland AG and ISOCOR Italia S.P.A. subsidiaries, Company will cooperate with Parent and will use its reasonable efforts to obtain, prior to the Effective Time, agreements necessary to extend for an additional year the obligations of such subsidiaries to purchase all shares thereof held by such subsidiaries' shareholders.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

               (a) Company Shareholder Approval. This Agreement and the Agreement of Merger shall have been approved and the Merger shall have been duly approved, by the requisite vote under California law, by the shareholders of Company.

               (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

               (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

               (d) Tax Opinions. Parent and Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Orrick, Herrington & Sutcliffe LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

               (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the shareholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

        6.2 Additional Conditions to Obligations of Company. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

               (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Sub, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material

Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

               (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Parent and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

               (a) Representations and Warranties. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company provided, however, such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Section 2.3, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Schedule made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

               (b) Agreements and Covenants. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

               (c) Material Adverse Effect. No Material Adverse Effect with respect to Company and its Subsidiaries, taken as a whole, shall have occurred since the date of this Agreement.

               (d) Consents. Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Schedule 6.3(d).

               (e) Acceptance of Offer Letters. Mr. Paul Gigg and at least eight (8) of the other individuals listed on Exhibit C hereto shall not have revoked their acceptance of offers of employment with Parent and each of those individuals will be employed by Parent as of the Closing Date and each of those individuals, other than as indicated on Exhibit C, shall have entered into a Covenant Not to Compete or Solicit.

               (f) Dissenting Shares. The aggregate number of Dissenting Shares shall be less than 5% of the outstanding shares of Company Common Stock.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of Company:

               (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

               (b) by either Company or Parent if the Merger shall not have been consummated by June 30, 2000 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

               (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

               (d) by either Company or Parent if the required approval of the shareholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company shareholders duly convened therefor or at any adjournment thereof;

               (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

               (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty (30)-day period);

               (g) by Parent, upon a breach of the provisions of Section 5.4 of this Agreement;

               (h) by Parent if a Triggering Event (as defined below) shall have occurred.

        For the purposes of this Agreement, a "Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the recommendation of the Board of Directors of Company in favor of the approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its recommendation in favor of the approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the making, announcement or submission of an Acquisition Proposal; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Company shall have been commenced by a person unaffiliated with Parent and Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

        7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f) or Section 7.1(g) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement and the abandonment of the Merger in accordance with their terms.

        7.3    Fees and Expenses.

               (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, (i) that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto and (ii) that Company shall reimburse Parent for reasonable expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby in an amount equal to up to $2,000,000 in the event that a Termination Fee (as defined below) shall become due and payable and as of the date that the Termination Fee becomes due and payable.

               (b)    Company Payments.

                      (i) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to $11,484,800 (the "Termination Fee") if this Agreement is terminated by Parent pursuant to Section 7.1(g).

                      (ii) Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee if this Agreement is terminated by Parent pursuant to Section 7.1(h); provided, however, that no

Termination Fee shall be payable pursuant to this Section 7.3(b)(ii) in the event that a Triggering Event occurs pursuant to Section 7.1(h) in response to an unsolicited tender offer made by a third party pursuant to Regulation 14(d) of the Exchange Act and no Acquisition Transaction is consummated within twelve
(12) months of the Triggering Event.

                      (iii) Company shall pay Parent in immediately available funds, within one (1) business day after demand by Parent, an amount equal to the Termination Fee, if (A) this Agreement is terminated by Parent or Company, as applicable, pursuant to Section 7.1(b) or (d) and (B) within 12 months of termination of this Agreement, Company shall enter into an agreement for an Acquisition Transaction or shall consummate an Acquisition Transaction.

                      (iv) The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

        7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

        7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

        8.1 Non-Survival of Representations and Warranties. The representations and warranties of Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective

Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

        8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

               (a)    if to Parent or Merger Sub, to:

                      Critical Path, Inc.
                      320 First Street
                      San Francisco, California 94105
                      Attention: Doug Hickey, President & CEO
                                 Telephone No.: (415) 808-8800
                                 Telecopy No.: (415) 808-8777

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304-1050
                      Attention: Alan K. Austin
                                 Mark L. Reinstra
                                 Telephone No.: (650) 493-9300
                                 Telecopy No.: (650) 493-6811

               (b)    if to Company, to:

                      ISOCOR
                      3420 Ocean Park Blvd.
                      Santa Monica, California 90405
                      Attention: Paul Gigg, President & CEO
                                 Telephone No.: (310) 581-8100
                                 Telecopy No.: (310) 581-8111
                      with a copy to:

                      Venture Law Group
                      A Professional Corporation
                      2800 Sand Hill Road
                      Menlo Park, California 94025
                      Attention: Elias Blawie
                                 Telephone No.: (650) 854-4488
                                 Telecopy No.: (650) 854-1121

        8.3    Interpretation; Knowledge.

               (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

               (b) For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party (as defined in the rules and regulations of the Securities and Exchange Commission) has actual knowledge of such matter.

               (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its Subsidiaries taken as a whole (it being understood that neither of the following alone shall be deemed, in and of itself, to constitute a Material Adverse Effect: (a) a change in the market price or trading volume of the entity's Common Stock, (b) a loss of suppliers or customers as a result of the public announcement or pendency of the transactions contemplated hereby) or
(c) changes in general economic conditions or changes affecting the industry generally in which such entity operates.

               (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

               (e) For purposes of this Agreement, the term "SUBSIDIARY" means with respect to Company, the Surviving Corporation, Parent or any other person, any corporation, partnership, joint venture, limited liability company or other legal entity of which (i) Company, the Surviving Corporation, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 25% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) which constitutes a "SIGNIFICANT SUBSIDIARY" of such entity within the meaning of Rule 12b-2 of the Exchange Act.

        8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9.

        8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

        8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.


                                      *****

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                        CRITICAL PATH, INC.

                                        By: /s/ David Thatcher
                                            -----------------------------------
                                        Name: David Thatcher
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                        INITIALIZE ACQUISITION CORP.


                                        By: /s/ David Thatcher
                                            -----------------------------------
                                        Name: David Thatcher
                                        Title: Executive Vice President and
                                               Chief Financial Officer

                                        ISOCOR


                                        By: /s/ Paul Gigg
                                            -----------------------------------
                                        Name: Paul Gigg
                                        Title: President & CEO

                                    EXHIBIT A

                        FORM OF COMPANY VOTING AGREEMENT

                                 See Exhibit 2.3

                                    EXHIBIT B

                         FORM OF STOCK OPTION AGREEMENT

                                 See Exhibit 2.2

                                    EXHIBIT C

                        EMPLOYEES ACCEPTING OFFER LETTERS



Officers

        Karl Klessig

        Alex Lazar

        David Longley

        Barry Wyse

        Paul Gigg

        Janine Bushman


Engineers*

        Erik Forsberg

        Henry Avetisyan

        David Sutton

        Frank Somers

        Fleming Pedersen

        Eamon Doyle



----------------

* Will not be required to sign a Covenant Not to Compete or Solicit.

                                    EXHIBIT D


                               AGREEMENT OF MERGER


This Agreement of Merger, dated as of [January__], 2000 (the "Merger Agreement"), between Ocean Acquisition Corporation, a California corporation ("Merger Sub"), and Ocean, a California corporation ("Target") (collectively, the "Constituent Corporations").

               The parties hereto hereby agree as follows:

1. MERGER. Upon the terms and subject to the conditions of this Merger Agreement and an Agreement and Plan of Reorganization among the Constituent Corporations and Continent ("Parent"), Merger Sub shall be merged with and into Target, and Target shall be the surviving corporation of the merger (the "Merger").

2. EFFECTIVE TIME OF MERGER. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law ("GCL").

3. EFFECT OF MERGER. At the Effective Time of the Merger, the separate existence of Merger Sub shall cease, and Target ("Surviving Corporation") shall succeed, without other transfer, to all of the rights and properties of each Constituent Corporation and shall be subject to all the debts and liabilities of each Constituent Corporation in the same manner as if Surviving Corporation had itself incurred them. All rights of creditors and all liens upon the property of each Constituent Corporation shall be preserved unimpaired, provided that such liens upon property of Merger Sub shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

4. ARTICLES OF INCORPORATION; BYLAWS. (a) At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read in their entirety as set forth in Exhibit A hereto.

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

5. DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time.


6. EFFECT ON CAPITAL STOCK. (a) At the Effective Time of the Merger (i) all shares of Target Common Stock that are owned directly or indirectly by Target, Merger Sub or any other subsidiary of Parent shall be cancelled without any conversion thereof, and no securities of Merger Sub or other consideration shall be delivered in exchange therefor, (ii) each of the other issued and outstanding shares of Target Common Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with Chapter 13 of the GCL, referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for 0.____ shares of Common Stock of Parent ("Parent Common Stock") (the "Exchange Ratio"). Those shares of Parent Common Stock to be issued as a result of the Merger are referred to herein as the "Parent Shares".

        (b) Any Dissenting Shares shall not be converted into Parent Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the GCL. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Parent Common Stock in accordance with Section 7(a) above.

        (c) Each share of Common Stock, no par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (d) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's certificates(s) representing shares of Target Common Stock, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the ten (10) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System.

        (e) The conversion of Target Common Stock into Parent Common Stock shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock shall thereupon be entitled to receive shares of Parent Common Stock in accordance with the Agreement and Plan of Reorganization.

7. TERMINATION. (a) Notwithstanding the approval of this Merger Agreement by the stockholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

        (b) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target, Merger Sub or Parent or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

        (c) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

        (d) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such stockholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.











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



        IN WITNESS WHEREOF, the parties have executed this Agreement of Merger as of the date first written above.



                                     OCEAN ACQUISITION CORPORATION:


                                     By: _______________________________________

                                                                         [Name],

                                                                         [Title]


                                     By: _______________________________________

                                                                         [Name],

                                                                         [Title]


                                     OCEAN:


                                     By: _______________________________________

                                                                      Paul Gigg,

                                           President and Chief Executive Officer

                                     By: _______________________________________

                                                                Elias J. Blawie,

                                                                       Secretary




















                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]

                        EXHIBIT A TO AGREEMENT OF MERGER

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                     TARGET

                              OFFICERS' CERTIFICATE

                                       OF

                                      OCEAN


Paul Gigg, President and Chief Executive Officer, and Elias Blawie, Secretary, of Ocean, a corporation duly organized and existing under the laws of the State of California (the "Company"), do hereby certify:

1. That they are the duly elected, acting and qualified President and Chief Executive Officer and the Secretary, respectively, of the Company.

2. There are two authorized classes of shares, consisting of 50,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. There were _____________ shares of Common Stock outstanding and entitled to vote on the Agreement of Merger in the form attached.

3. The Agreement of Merger in the form attached were duly approved by the Board of Directors of the Company in accordance with the California General Corporation Law.

4. Approval of the Agreement of Merger by the holders of at least a majority of the outstanding shares of Common Stock (voting as a single class) was required. The percentage of the outstanding shares of the Company's Common Stock entitled to vote on the Agreement of Merger which voted to approve the Agreement of Merger equaled or exceeded the vote required.

               Each of the undersigned declares under penalty of perjury that the statements contained in the foregoing certificate are true of their own knowledge. Executed in [Santa Monica] [Menlo Park], California on [January __], 2000.



                                        By: ____________________________________

                                        Paul Gigg,

                                        President and Chief Executive Officer



                                        By: ____________________________________

                                        Elias J. Blawie,

                                        Secretary

        The following Schedules have been omitted from this Exhibit 2.1:

        2.1(b) Company Subsidiaries; Future Investment or Capital Contribution to another entity; Equity Ownership in other Business Association or Entity.

2.3(a) Company Stock Options

2.3(b) Rights with respect to Company Securities

2.5(a)(iii) No Conflicts

2.6 Compliance; Permits

2.8 Undisclosed Liabilities.

2.9 Certain Changes or Events.

2.10 Litigation.

2.11 Employee Benefit Plans.

2.12 Labor Matters. Discrepancy

2.16 Taxes.

2.18 Brokers

2.19 Intellectual Property.

2.20 Agreements, Contracts and Commitments.

2.21 Insurance.

3.1 Organization and Qualification; Subsidiaries.

3.2 Articles of Incorporation and Bylaws.

3.3 Capitalization.

3.4 Authority Relative to this Agreement.

3.5 No Conflict; Required Filings and Consents.

3.6 SEC Filings; Financial Statements.

3.7 Registration Statement; Proxy Statement.

3.8 No Undisclosed Liabilities.

3.9 Absence of Certain Changes or Events.

3.10 Absence of Litigation.

3.11 Employee Benefits Plan.

3.12 Tax Returns and Audits.

3.13 Environmental Matters.

3.14 Intellectual Property.

4.1 Conduct of Business by Company













                                       5